Exhibit (a)(1)(E)

Letter to Clients with Respect to the

Offer to Purchase

All Outstanding Shares of Common Stock

of

Borderfree, Inc.

at

$14.00 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated May 12, 2015

by

BrickBreaker Acquisition Corp.

a direct wholly owned subsidiary of

Pitney Bowes International Holdings, Inc.

an indirect subsidiary of

Pitney Bowes Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,ON JUNE 9, 2015 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 9, 2015), UNLESS THE OFFER IS EXTENDED.

May 12, 2015

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 12, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal in connection with the offer (the “Offer”) by BrickBreaker Acquisition Corp. (“Purchaser”), a Delaware corporation and a direct wholly owned subsidiary of Pitney Bowes International Holdings, Inc. (“PBIH”), a Delaware corporation and an indirect subsidiary of Pitney Bowes Inc. (“Parent”), a Delaware corporation, to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (“Shares”), of Borderfree, Inc., a Delaware corporation (“Borderfree”), at a price per Share of $14.00, net to the seller in cash, without interest (such amount, as it may be adjusted from time to time on the terms and subject to the conditions set forth in the Merger Agreement (as defined herein), the “Offer Price”), less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal enclosed herewith.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

Please note carefully the following:

We request instructions as to whether you wish us to tender any or all the Shares held by us or our nominees for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase and the Letter of Transmittal.

1. The Offer Price is $14.00 per Share net to you in cash, without interest, less any applicable withholding taxes, upon the terms and conditions of the Offer to Purchase and the related Letter of Transmittal.

2. The Offer is being made for all the issued and outstanding Shares.

3. The Offer is being made in connection with the Agreement and Plan of Merger dated as of May 5, 2015 (the “Merger Agreement”), among Parent, Purchaser and Borderfree, pursuant to which, as soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of the remaining conditions set forth therein, Purchaser will merge with and into Borderfree (the “Merger”), with Borderfree continuing as the surviving corporation in the Merger and as an indirect subsidiary of Parent. Pursuant to the Merger Agreement, the Merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified therein, as may be agreed by the parties (such time, the “Effective Time”). At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $14.00, in cash, without interest, less any applicable withholding taxes, except for (i) Shares then held by Borderfree as treasury stock or held by Purchaser that were accepted for payment by Purchaser in the Offer, all of which will be canceled and will cease to exist, and (ii) Shares that are held by any stockholder of Borderfree who properly demands appraisal rights pursuant to Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”) in connection with the Merger.

4. The Board of Directors of Borderfree has unanimously adopted resolutions (i) determining and declaring that the Merger Agreement, the Offer, the Merger and the other transactions contemplated therein are advisable and in the best interests of Borderfree’s stockholders, (ii) approving and declaring advisable the Merger Agreement and the other transactions contemplated therein, (iii) resolving to recommend that the stockholders of Borderfree accept the Offer and tender their Shares to Purchaser pursuant to the Offer and (iv) resolving that the Merger Agreement and the Merger shall be governed by and effected under Section 251(h) of the DGCL and the Merger shall be consummated as soon as practicable following the time at which the Purchaser accepts for payment all Shares validly tendered and not properly withdrawn pursuant to the Offer.

5. The Offer will expire at 12:00 midnight, New York City time, on June 9, 2015 (one minute after 11:59 p.m., New York City time, on June 9, 2015), unless the Offer is extended by Purchaser in accordance with the terms of the Merger Agreement. Except as otherwise described in Section 4—“Withdrawal Rights” of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after July 10, 2015.

6. The Offer is subject to certain conditions described in Section 15—“Certain Conditions of the Offer” of the Offer to Purchase.

7. Tendering stockholders who are registered stockholders or who tender their Shares directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay any brokerage commissions or fees, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Purchaser’s purchase of Shares pursuant to the Offer. However, U.S. federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for more information.

If you wish to have us tender any or all your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit a tender on your behalf before the Offer expires.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Instructions with Respect to the

Offer to Purchase

All Outstanding Shares of Common Stock

of

Borderfree, Inc.

at

$14.00 Per Share, Net in Cash,

Pursuant to the Offer to Purchase dated May 12, 2015

by

BrickBreaker Acquisition Corp.

a direct wholly owned subsidiary of

Pitney Bowes International Holdings, Inc.

an indirect subsidiary of

Pitney Bowes Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JUNE 9, 2015 (ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 9, 2015), UNLESS THE OFFER IS EXTENDED.

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 12, 2015 (the “Offer to Purchase”), and the related Letter of Transmittal, in connection with the offer (the “Offer”) by BrickBreaker Acquisition Corp. (“Purchaser”), a Delaware corporation and a direct wholly owned subsidiary of Pitney Bowes International Holdings, Inc. (“PBIH”), a Delaware corporation and an indirect subsidiary of Pitney Bowes Inc. (“Parent”), a Delaware corporation, to purchase all of the issued and outstanding shares of common stock, par value $0.01 per share (“Shares”), of Borderfree, Inc. (“Borderfree”), a Delaware corporation, at a price per Share of $14.00, net to the seller in cash, without interest (such amount, as it may be adjusted from time to time on the terms and subject to the conditions set forth in the Merger Agreement, the “Offer Price”), less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer to Purchase and the related Letter of Transmittal.

The undersigned hereby instruct(s) you to tender to Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Dated:

Number of Shares to be Tendered:	Shares*

Account Number:	Signature(s):

Capacity**:

Dated:

Please Type or Print Name(s) above

Please Type or Print Address(es) above (Including Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number(s)

*	Unless otherwise indicated, you are deemed to have instructed us to tender all Shares held by us for your account.
**	Please provide if signature is by an attorney-in-fact, executor, administrator, trustee, guardian, officer of a corporation or other person acting in a fiduciary or representative capacity.

Please return this form to the brokerage firm or other nominee maintaining your account.